As filed with the Securities and Exchange Commission on September 29, 1997
                                                      Registration No. 333-31241


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                             THE QUIGLEY CORPORATION
             (Exact name of Registrant as specified in its charter)

            Nevada                                   5149                            23-2577138
(State or other jurisdiction of          (Primary Standard Industrial             (I.R.S. Employer
Incorporation or organization)                   Code Number)                  Identification Number)


                              The Landmark Building
                             10 South Clinton Street
                              Doylestown, PA 18901
                                 (215) 345-0919
                      ------------------------------------

                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                                   Guy Quigley
                      President and Chief Executive Officer
                             The Quigley Corporation
                             10 South Clinton Street
                                  P.O. Box 1349
                              Doylestown, PA 18901
                                 (215) 345-0919
      (Name, address and telephone number of agent for service of process)

                      ------------------------------------

                                   Copies to:

                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                      ------------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                      ------------------------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's By-laws authorize indemnification of directors and officers as follows:

         ARTICLE V - INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES
         AND AGENTS

         Section 1. The corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. No officer, director or shareholder may become surety on behalf of the corporation for any of its obligations under any circumstances whatsoever.

         See Item 9(e) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

         Section 78.751 of the Nevada General Corporation Law provides as follows:

                  "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense.

                  4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                  (a)      By the shareholders;

                  (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

                  (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                  (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                  5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                  6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in other capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by the Company in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee.........................................  $4,998.42
Legal fees and expenses (including Blue
Sky).........................................................  25,000.00
Accounting Fees and Expenses.................................   5,000.00
Miscellaneous................................................     501.58
                                                             -----------
         Total...............................................$ 35,500.00
                                                             ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the following securities were sold by the Company without registration under the Securities Act. Except as otherwise indicted, the securities were sold by the Company in reliance upon the exemption provided by Section 4(2) of the Securities Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.

         In December 1995, the Company initiated a 1 for 10 reverse stock split and changed the par value of its stock to $.001 per common share. In January 1997, the Company initiated a 2 for 1 stock split and changed the par value of its Common Stock to $.0005 per common share. All shares referred to below refer to post split amounts.

         (a) On August 24, 1994, the Company issued 72,000 restricted shares to Dr. Robert Pollack in total repayment of a debt of $18,000. The debt was incurred over a period of fifteen months and included $820 worth of interest.

         (b) On August 24, 1994, 1,134 restricted shares were issued to Robert Moore in payment of a debt owed to him of $1,000 for the installation of fixed assets.

         (c) On August 24, 1994, 50,000 restricted shares were issued to Smith-Felver as payment for advertising services rendered to the Company.

         (d) On September 26, 1994, the Company issued 20,000 restricted shares of Common Stock to Dr. John Godfrey in satisfaction of $8,750 owed by the Company to Dr. Godfrey. The amounts were owed for services rendered to the Corporation.

         (e) On September 29, 1994, the Company issued 48,000 restricted shares to Dr. and Mrs. John Godfrey in full repayment of a loan owing to them in the amount of $12,000.

         (f)  On  September  30,  1994,  Ms.  Lydia  Pollack   purchased  10,668
restricted shares of the Company for $4,000 in cash.

         (g) During the period October 1, 1994 through September 30, 1995, various individuals purchased an aggregate of 334,667 shares of restricted Common Stock from the Company as follows:

NAME                          NUMBER OF SHARES                         PRICE
----                          ----------------                         -----

C. Witmer                           10,000                           $5,000
V. Taylor                            2,000                            1,000
J. Gennello                          8,000                            4,000
G. Eichhorn                          6,000                            3,000
S. Carey                             3,000                            1,500
K. McCullian                         3,000                            1,500
D. Wyeth                               400                              200
M. McCullian                        10,000                            5,000
T. Burke                             4,000                            2,000
D. Palmer                              600                              300
J. Krow                              5,000                            2,500
J. Hanson                            4,000                            2,000
G. Agular                            3,000                            1,500
C. Baldwin                           6,000                            3,000
E. Hesselson                         2,000                            1,000
E. Geyer                             6,667                            4,000
J. Gibbons                           2,000                            1,500
S. Macknin                           5,000                            2,500
J. Macknin                           5,000                            2,500
G. Snell                             1,600                            1,000
J. McIlhinney                        4,000                            2,000
M. Hanson                            7,000                            3,500
L. Snyder                            1,000                              500
R. Turner                          206,000                          181,000
P. Kaplan                           20,000                           10,000
R. Pollack                           9,400                            4,050

         (h) During the period October 1, 1994 through September 30, 1995, various individuals were issued an aggregate of 176,342 restricted shares in return for goods and services rendered by the following individuals and entities: Dr. Riley (70,000 shares), S. Novick (4,000 shares), J. Godfrey (10,938 shares), M. Robbins (8,200 shares), R. Pollack (25,000 shares), Smith-Felver (20,000 shares), Lenape Valley (6,000 shares), M. Moreni (4,000 shares), S. Marcolini (10,000 shares), C. Bistrack (1,700 shares), T. MacAniff (12,000 shares), and Joel, Inc. (4,504 shares). The shares were issued in satisfaction of $110,214 owed by the Company to such individuals and entities.

         (i) In February 1995, the Company sold an aggregate of 319,400 shares of Common Stock to accredited investors in a private placement. The Company total consideration of $199,625 from the sale and paid commissions aggregating $13,750.

         (j) On December 1, 1995, the Company entered into a marketing agreement with Pacific Rim Pharmaceuticals for developing a market for the Company's products in the Far East. Pacific Rim Pharmaceuticals was issued 300,000 options to purchase Common Stock at a per share exercise price of $ .50.

         (k) On December 1, 1995, William Reilly and Thomas MacAniff received options to purchase 200,000 and 300,000 shares of the Common Stock of the Company, respectively. The options have a per share exercise price of $.75 and were granted for services rendered by Messrs. MacAniff and Reilly to the Company.

         (l) On December 15, 1995, the Company issued an aggregate of 1,200,000 shares of Common Stock to the following individuals in consideration for the cancellation of accrued salaries, fees and expenses due to such individuals:

NAME:                                NUMBER OF SHARES:
-----                                -----------------

Guy Quigley                            600,000
Charles Phillips                       200,000
Eric Kaytes                             40,000
Wendy Quigley                          120,000
Robert L. Pollack                       40,000
William Reilly                         200,000

         (m) On December 15, 1995, the Company issued an aggregate of 1,000,000 Class D warrants, each to purchase one share of the Company's Common Stock at a per share exercise price of $.50. The warrants were granted to the following individuals in consideration for services rendered to the Company by such individuals:

NAME:                               NUMBER OF WARRANTS:
-----                               -------------------

Guy Quigley                            200,000
Charles Phillips                       150,000
Eric Kaytes                             60,000
Wendy Quigley                          200,000
Robert L. Pollack                       60,000
William Reilly                         100,000
Marielle Reilly                        100,000
Kariba Holdings                        130,000

         (n) In April 1996, the Company sold 94,000 shares of Common Stock in a private placement through Windsor Capital for gross proceeds of $58,750.

         (o) In June 1996, the Company sold 40,000 shares of Common Stock to Mr. Washburn in a private sale for total consideration of $25,000.

         (p) In June 1996, the Company issued 2,000 shares of Common Stock to Anthony Calabreze in connection with a private sale for an aggregate purchase price of $1,250,000.

         (q) In June 1996 and September 1996, the Company issued an aggregate of 88,000 shares of Common Stock to A. Giordano in connection with the exercise of warrants previously granted to Mr.
Giordano for underwriting services.

         (r) In June 1996, the Company issued 600,000 shares of Common Stock to Diversified Corporate Consultants in consideration of $300,000 and for future public relations and capital placement services.

         (s) In August 1996 the Company issued an aggregate of 30,000 shares of Common Stock to A. Waterford Holdings in connection with the exercise of previously granted options.

         (t) On October 1, 1996, the Company granted Diversified Consultants options to purchase an aggregate of 350,000 shares of Common Stock at a per share exercise price of $1.75. The Options were granted in connection with the execution of a marketing and shareholder relations agreement.

         (u) On October 1, 1996, the Company granted Sands Brothers Ltd. options to purchase an aggregate of 800,000 shares of Common Stock at a per share exercise price of $1.75. The Options were granted in connection with entering into an investment banking agreement.

         (v) On July 1, 1996, the Company granted 1,700,000 Class E warrants, each to purchase one share of the Company's Common Stock at a per share exercise price of $1.75. The warrants were granted to the following individuals in consideration for services rendered to the Company:

NAME:                                       NUMBER OF WARRANTS:
------------                                -------------------
Guy Quigley                                      300,000
Charles Phillips                                 300,000
Eric Kaytes                                       50,000
Wendy Quigley                                    200,000
Robert L. Pollack                                 50,000
William Reilly                                   140,000
Marielle Reilly                                  100,000
Thomas MacAniff                                   60,000
Prophase Management                              200,000
Kariba Holdings                                  300,000

         (w) On November 5, 1996, the Company granted 350,000 Class F warrants, each to purchase one share of the Company's Common Stock at a per share exercise price of $2.50. The warrants were granted to the following individuals in consideration for services rendered to the Company:

NAME:                                       NUMBER OF WARRANTS:
------------                                -------------------
Guy Quigley                                       75,000
Charles Phillips                                  75,000
George Longo                                      50,000
Eric Kaytes                                       25,000
Robert L. Pollack                                 25,000
William Reilly                                    50,000
Ted Karkus                                        50,000

         (x) On May 6, 1997, the Company granted 650,000 Class G warrants, each to purchase one share of the Company's Common Stock at a per share exercise price of $10.00. The warrants were granted to the following individuals in consideration for services rendered to the Company:

NAME:                                       NUMBER OF WARRANTS:
------------                                -------------------
Guy Quigley                                      140,000
Charles Phillips                                  85,000
George Longo                                      75,000
Eric Kaytes                                       35,000
Frank Merlino                                     10,000
William Reilly                                    50,000
Prophase Management                               50,000
Thomas MacAniff                                  200,000
A. J. Robbins, MD                                  5,000

         (y) On May 6, 1997, the Company issued 350,000 Class G warrants to purchase shares of the Company's Common Stock at a per share exercise price of $10.00. The warrants were issued as part of a settlement agreement with Sands Brothers Ltd.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits:
EXHIBIT NO.
*3.1                Articles of Incorporation of the Company (as amended).
*3.2                Certificate  to Increase the Number of Authorized  Shares of
                    the Company.
*3.3                Bylaws of the Company as currently in effect.
*5                  Opinion  of  Olshan  Grundman  Frome &  Rosenzweig  LLP with respect to legality of the Common Stock.
*10.1               Stock  Option  Plan  for  Consultants,   Advisors  and  Non-
                    Employee Directors.
*10.2               Exclusive  Representation  and Distribution  Agreement dated
                    May 4,  1992  between  the  Company  and  Godfrey  Science &
                    Design, Inc. et al.
*10.3               Employment  Agreement dated June 1, 1995 between the Company and Guy J. Quigley.
*10.4               Exclusive   Master   Broker   Wholesale    Distributor   and
                    Non-Exclusive National Chain Broker Agreement dated July 22,
                    1994 between the Company and Russell Mitchell.

**10.5 United States Exclusive Supply Agreement dated March 17, 1997 (portions of this exhibit are omitted and were filed separately with the Securities Exchange Commission pursuant to the Company's application requesting confidential treatment in accordance with Rule 406 of Regulation C as promulgated under the Securities Act of 1933).
*23.1 Consent of Olshan Grundman Frome & Rosenzweig LLP, included in Exhibit No. 5.

*23.2               Consent of Nachum Blumenfruct, CPA.
*25.0               Power of Attorney,  included on the  signature  page to this
                    Registration Statement.

---------------------------
*        Previously filed.
**       Filed herewith.

ITEM 28.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to;

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)     Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement;

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and in the offering of such securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, State of Pennsylvania, on this 29th day of September, 1997.

                                    THE QUIGLEY CORPORATION


                                    /S/ GUY J. QUIGLEY
                                    -------------------------------------------
                                    Guy J. Quigley, Chief Executive Officer and
                                    President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     SIGNATURE                     TITLE                       DATE
     ---------                     -----                       ----



/S/ GUY J. QUIGLEY              Chairman of the             September 29, 1997
--------------------------      Board, President,
Guy J. Quigley                  Chief Executive
                                Officer and
                                Director

*                               Vice President,             September 29, 1997
--------------------------      Chief Financial
George J. Longo                 Officer and
                                Director (Principal
                                Financial and
                                Accounting Officer)

*                               Vice President,             September 29, 1997
--------------------------      Secretary,
Eric H. Kaytes                  Treasurer, and
                                Director

*                               Vice President,             September 29, 1997
--------------------------      Chief Operating
Charles A. Phillips             Officer and
                                Director

--------------------------      Director                    September 29, 1997
Dr. Robert L. Pollack



*                               Director                    September 29, 1997
--------------------------
A. Jerene Robbins, M.D.


   *BY: /S/ GUY QUIGLEY
        ---------------
        GUY J. QUIGLEY
        ATTORNEY-IN-FACT

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